Filed Pursuant to Rule 424(b)(3)
Registration No. 333-187470

COLE OFFICE & INDUSTRIAL REIT (CCIT II), INC.
SUPPLEMENT NO. 4 DATED JUNE 23, 2016
TO THE PROSPECTUS DATED APRIL 29, 2016
This document supplements, and should be read in conjunction with, the prospectus of Cole Office & Industrial REIT (CCIT II), Inc. dated April 29, 2016, Supplement No. 2 dated May 20, 2016, which superseded and replaced all previous supplements to the prospectus and Supplement No. 3 dated June 7, 2016. Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus, as supplemented to date.
The purpose of this supplement is to describe an update to the timing for the close of the offering.

OPERATING INFORMATION
Timing for the Close of the Offering
We previously disclosed that our board of directors had approved closing our primary offering on July 29, 2016, and that our policy would be to accept subscription agreements only if they are received by our transfer agent on or before the close of business on July 29, 2016 and fully funded and in good order no later than the close of business on August 31, 2016. Our board of directors has approved extending the offering closing date and the date by which subscription agreements may continue to be received until on or about August 31, 2016.  All references in our prospectus to the deadline by which subscriptions must be received for our primary offering and to our policy on accepting subscription agreements in connection with the closing of our offering are hereby supplemented and revised accordingly. We intend to continue to sell shares of our common stock in this offering pursuant to our distribution reinvestment plan following the termination of our primary offering until we have sold all shares allocated to such plan through the reinvestment of distributions, in which case participants in the plan will be notified. This offering must be registered, or exempt from registration, in every state in which we offer or sell shares. Generally, such registrations are for a period of one year. Therefore, we may have to stop selling shares in any state in which our registration is not renewed or otherwise extended annually. We reserve the right to terminate this offering at any time prior to the stated termination date.

CCIT2-SUP-4E